EX-99.e.1.ii

AMENDMENT NO. 2 TO
SCHEDULE I
TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT

AS OF MARCH 31, 2017

This Schedule to the Distribution Agreement between Delaware Pooled Trust and Delaware Distributors, L.P. originally entered into as of January 9, 2007 and amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”), lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Class.

Portion
designated as
Service Fee
Rate (per
		Total 12b-1 Plan Fee	annum of the
		Rate (per annum of	Series’ average
		the Series’ average	daily net assets
		daily net assets	represented by
		represented by shares	shares of the	Original
Series Name	Class Names	of the Class)	Class)	Effective Date
Macquarie Core Plus Bond Portfolio		N/A		June 28, 2002
(formerly, The Core Plus Fixed Income
Portfolio)
Macquarie Emerging Markets Portfolio		N/A		April 19, 2001
(formerly, The Emerging Markets Portfolio)
Macquarie Emerging Markets Portfolio II		N/A		June 22, 2010
(formerly, The Emerging Markets Portfolio II)
Macquarie High Yield Bond Portfolio		N/A		April 19, 2001
(formerly, The High-Yield Bond Portfolio)
Macquarie Labor Select International		N/A		April 19, 2001
Equity Portfolio
(formerly, The Labor Select International
Equity Portfolio)
Macquarie Large Cap Value Portfolio		N/A		April 19, 2001
(formerly, The Large-Cap Value Equity
Portfolio)
Delaware REIT Fund	Delaware REIT	0.25%		April 19, 2001
(formerly known as The Real Estate	Fund A Class
Investment Trust Portfolio)
	Delaware REIT	1.00%	0.25%	April 19, 2001
Fund C Class
	Delaware REIT	0.50%		May 15, 2003
Fund R Class
	Delaware REIT	N/A		February 25, 2016
Fund R6 Class
	Delaware REIT	N/A		April 19, 2001
Fund
Institutional
Class

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Brett D. Wright
Name:	Brett D. Wright
Title:	President

DELAWARE POOLED TRUST
on behalf of the Series listed on Schedule I

By:	/s/ Shawn K. Lytle
Name:	Shawn K. Lytle
Title:	President and Chief Executive Officer